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                               Exhibit (10)(b)
                           [ROPES & GRAY LETTERHEAD]
                           ONE INTERNATIONAL PLACE
                            BOSTON, MA 02110-2624
                            PHONE: (617) 951-7000
                             FAX: (617) 951-7050

                                February 22, 2002


State Street Research New York Tax-Free Fund
c/o State Street Research Tax-Exempt Trust
One Financial Center
Boston, MA 02111

State Street Research Tax-Exempt Fund
c/o State Street Research Tax-Exempt Trust
One Financial Center
Boston, MA 02111

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement"), in the form attached as Appendix A to the Prospectus/Proxy Statement filed November 15, 2001 (the "Prospectus/Proxy Statement"), between State Street Research Tax-Exempt Trust (the "Trust"), a Massachusetts business trust, on behalf of one of its series, State Street Research New York Tax-Free Fund ("Target Fund"), and the Trust, on behalf of one of its series, State Street Research Tax-Exempt Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction"), which is to take place on or about February 22, 2002, or at any other date as may be decided by the parties (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of Acquiring Fund (the "Reorganization Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Reorganization Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is

NEW YORK                         PROVIDENCE                           WASHINGTON

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furnished to you pursuant to Sections 8(d) and 9(e) of the Agreement.
Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is a series of the Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is a series of the Trust. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the Prospectus/Proxy Statement relating to the Transaction, which will be furnished to Target Fund's shareholders in connection with the Transaction (including any items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof from Acquiring Fund and Target Fund, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

     Based on our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

      (i) The Transaction will constitute a reorganization within the meaning of
          Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Reorganization Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

    (iii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;


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     (iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

      (v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund as a result of the Transaction; that is, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Reorganization Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Reorganization Shares by Target Fund to its shareholders in liquidation;

     (vi) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Reorganization Shares;

    (vii) Under Section 358 of the Code, the basis of Reorganization Shares that a Target Fund shareholder receives in connection with the Transaction will be the same, in the aggregate, as the aggregate basis of his or her Target Fund Shares exchanged therefor;

   (viii) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Reorganization Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets; and

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray